SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT

TO RULE 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO

RULE 13d-2

(Amendment No.     )

Enanta Pharmaceuticals, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

29251M106

(CUSIP Number)

December 31, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

(1)	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 29251M106	13G	Page 2 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TVM V Life Science Ventures GmbH & Co KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,532,119 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,532,119 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,532,119 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 29251M106	13G	Page 3 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TVM V Life Science Ventures Management GmbH & Co. KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,532,119 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,532,119 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,532,119 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 29251M106	13G	Page 4 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TVM IV GmbH & Co KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,532,119 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,532,119 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,532,119 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 29251M106	13G	Page 5 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TVM IV Management GmbH & Co. KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,532,119 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,532,119 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,532,119 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 29251M106	13G	Page 6 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TVM Medical Ventures GmbH & Co KG
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,532,119 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,532,119 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,532,119 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 29251M106	13G	Page 7 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) TVM Capital GmbH
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,532,119 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,532,119 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,532,119 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) PN

CUSIP No. 29251M106	13G	Page 8 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Alexandra Goll
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 2,532,119 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 2,532,119 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,532,119 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 14.1%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 29251M106	13G	Page 9 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Hubert Birner
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,617,694 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,617,694 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,617,694 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 29251M106	13G	Page 10 of 20 Pages

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY) Stefan Fischer
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS) (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Germany
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0 shares
	6	SHARED VOTING POWER 1,617,694 shares
	7	SOLE DISPOSITIVE POWER 0 shares
	8	SHARED DISPOSITIVE POWER 1,617,694 shares
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,617,694 shares
10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS) ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9) 9%
12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS) IN

CUSIP No. 29251M106	13G	Page 11 of 20 Pages

Schedule 13G

Item 1(a).	Name of Issuer:

Enanta Pharmaceuticals, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at 500 Arsenal Street, Watertown, MA 02472.

Item 2(a).	Name of Persons Filing:

This joint statement on Schedule 13G is filed by TVM IV GmbH & Co KG (“TVM IV”), TVM IV Management GmbH & Co. KG, the managing limited partner of TVM IV (“TVM IV Management”), TVM V Life Science Ventures GmbH & Co KG (“TVM V LS”), TVM V Life Science Ventures Management GmbH & Co. KG, the managing limited partner of TVM V LS (“TVM V LS Management”), TVM Medical Ventures GmbH & Co KG (“TVM Medical”), TVM Capital GmbH, the general partner of TVM Medical (“TVM Capital”), Hubert Birner (“Birner”), who is a member of the investment committee of TVM V LS Management, Stefan Fischer (“Fischer”), who is a member of the investment committee of TVM V LS Management, and Alexandra Goll (“Goll”), who is a member of the investment committees of TVM IV Management, TVM V LS Management and TVM Capital and who together with TVM IV, TVM IV Management, TVM V LS, TVM V LS Management, TVM Medical, TVM Capital, Birner and Fischer, are collectively referred to herein as the “Reporting Persons”.

Item 2(b).	Address of Principal Business Office or, if None, Residence:

The address of the principal business office of the Reporting Persons is c/o TVM Capital Group, Ottostr.4, 80333 Munich

Item 2(c).	Citizenship:

TVM Capital is a German limited liability company. TVM IV, TVM IV Management, TVM V LS, TVM V LS Management and TVM Medical are German limited partnerships. Birner, Fischer and Goll are citizens of Germany.

Item 2(d).	Title of Class of Securities:

Common Stock

Item 2(e).	CUSIP Number:

29251M106

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

Not applicable.

CUSIP No. 29251M106	13G	Page 12 of 20 Pages

Item 4.	Ownership.

(a)	Amount beneficially owned:

TMV IV is the record owner of 523,044 shares of Common Stock (the “TMV IV Shares”). TMV Medical is the record owner of 391,381 shares of Common Stock (the “TMV Medical Shares”). TMV V LS is the record owner of 1,617,694 shares of Common Stock (the “TMV V LS Shares”, together with the TMV IV Shares and the TMV Medical Shares, the “Record Shares”). By virtue of their business affiliations, each Reporting Person, other than Birner and Fischer, may be deemed to beneficially own all of the Record Shares, a total of 2,532,119 shares of Common Stock. Birner and Fischer, as members of the investment committee of TVM V LS Management, may be deemed to own the TMV V LS Shares.

(b)	Percent of class:

This percentage is calculated based upon 17,961,713 shares of the Issuer’s Common Stock outstanding as of December 16, 2013, as set forth in Issuer’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed with the Securities and Exchange Commission on December 18, 2013.

(c)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote: see line 5 of cover sheets.

(ii)	Shared power to vote or to direct the vote: see line 6 of cover sheets.

(iii)	Sole power to dispose or to direct the disposition of: see line 7 of cover sheets.

(iv)	Shared power to dispose or to direct the disposition of: see line 8 of cover sheets.

Each Reporting Person disclaims beneficial ownership of such shares of Common Stock, except for the shares, if any, such Reporting Person holds of record.

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

CUSIP No. 29251M106	13G	Page 13 of 20 Pages

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable. This Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

CUSIP No. 29251M106	13G	Page 14 of 20 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 2014

TVM IV GMBH & CO KG

By:	TVM IV MANAGEMENT GMBH & CO. KG,
Managing Limited Partner

		By:	/s/ Josef Moosholzer
Josef Moosholzer
Managing Limited Partner

TVM IV MANAGEMENT GMBH & CO. KG

	By:	/s/ Josef Moosholzer
Josef Moosholzer
Managing Limited Partner

TVM V LIFE SCIENCE VENTURES GMBH & CO KG

By:	TVM V LIFE SCIENCE VENTURES MANAGEMENT GMBH & CO. KG,
Managing Limited Partner

		By:	/s/ Josef Moosholzer
Josef Moosholzer
Managing Limited Partner

TVM V LIFE SCIENCE VENTURES MANAGEMENT GMBH & CO. KG

	By:	/s/ Josef Moosholzer
Josef Moosholzer
Managing Limited Partner

TVM MEDICAL VENTURES GMBH & CO KG

By:	TVM CAPITAL GMBH,
General Partner

		By:	/s/ Josef Moosholzer
Josef Moosholzer
Managing Limited Partner

CUSIP No. 29251M106	13G	Page 15 of 20 Pages

TVM CAPITAL GMBH

By:	/s/ Josef Moosholzer
Josef Moosholzer
Managing Limited Partner

*
Hubert Birner

*
Stefan Fischer

*
Alexandra Goll

/s/ Rolf Starck
Rolf Starck
As attorney-in-fact

*	This Schedule 13G was executed by Rolf Starck on behalf of the individuals listed above pursuant to Powers of Attorney, copies of which are attached as Exhibit 2.

CUSIP No. 29251M106	13G	Page 16 of 20 Pages

EXHIBIT 1

AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Enanta Pharmaceuticals, Inc.

Date: February 14, 2014

TVM IV GMBH & CO KG

By:	TVM IV MANAGEMENT GMBH & CO. KG,
Managing Limited Partner

		By:	/s/ Josef Moosholzer
Josef Moosholzer
Managing Limited Partner

TVM IV MANAGEMENT GMBH & CO. KG

	By:	/s/ Josef Moosholzer
Josef Moosholzer
Managing Limited Partner

TVM V LIFE SCIENCE VENTURES GMBH & CO KG

By:	TVM V LIFE SCIENCE VENTURES MANAGEMENT GMBH & CO. KG,
Managing Limited Partner

		By:	/s/ Josef Moosholzer
Josef Moosholzer
Managing Limited Partner

TVM V LIFE SCIENCE VENTURES MANAGEMENT GMBH & CO. KG

	By:	/s/ Josef Moosholzer
Josef Moosholzer
Managing Limited Partner

CUSIP No. 29251M106	13G	Page 17 of 20 Pages

TVM MEDICAL VENTURES GMBH & CO KG

By:	TVM CAPITAL GMBH,
General Partner

		By:	/s/ Josef Moosholzer
Josef Moosholzer
Managing Limited Partner

TVM CAPITAL GMBH

	By:	/s/ Josef Moosholzer
Josef Moosholzer
Managing Limited Partner

*
Alexandra Goll

*
Hubert Birner

*
Stefan Fischer

/s/ Rolf Starck

Rolf Starck
As attorney-in-fact

*	This Schedule 13G was executed by Rolf Starck on behalf of the individuals listed above pursuant to Powers of Attorney, copies of which are attached as Exhibit 2.

CUSIP No. 29251M106	13G	Page 18 of 20 Pages

EXHIBIT 2

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Rolf Starck as the undersigned’s true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all documents relating to any and all Securities and Exchange Commission filings which may be required, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

This power shall continue in effect until terminated in writing.

By:	/s/ Dr. Hubert Birner
Dr. Hubert Birner

Dated: March 19, 2013

CUSIP No. 29251M106	13G	Page 19 of 20 Pages

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Rolf Starck as the undersigned’s true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all documents relating to any and all Securities and Exchange Commission filings which may be required, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

This power shall continue in effect until terminated in writing.

By:	/s/ Stefan Fischer
Stefan Fischer

Dated: March 19, 2013

CUSIP No. 29251M106	13G	Page 20 of 20 Pages

POWER OF ATTORNEY

KNOWN ALL MEN BY THESE PRESENTS, that the undersigned hereby makes, constitutes and appoints Rolf Starck as the undersigned’s true and lawful attorney-in-fact and agent for him and in his name, place and stead, in any and all capacities, to sign any and all documents relating to any and all Securities and Exchange Commission filings which may be required, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

This power shall continue in effect until terminated in writing.

By:	/s/ Dr. Alexandra Goll
Dr. Alexandra Goll

Dated: March 19, 2013